Exhibit 99.1

WD-40 COMPANY REPORTS FOURTH QUARTER SALES AND EARNINGS

SAN DIEGO-October 15, 2012/PR Newswire/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the fourth quarter ended August 31, 2012 of $84.9 million, a decrease of 6% from the fourth quarter last year. Year-to-date net sales were $342.8 million, up 2% from the prior fiscal year.

Net income for the fourth quarter was $9.0 million, a decrease of 12% compared to the prior year fiscal quarter. Year-to-date net income was $35.5 million, a decrease of 3% from the prior fiscal year.

Summary

Fourth quarter multi-purpose maintenance products sales, which include the WD-40® multi-use product, 3-IN-ONE®, BLUE WORKS® and the WD-40 Specialist® product lines were $70.6 million, down 5% from the prior year fiscal quarter, and $286.5 million year-to-date, up 3% from the prior fiscal year. The multi-purpose maintenance products are considered a primary focus for the Company. Homecare and cleaning products sales, which include all other brands, were $14.3 million for the fourth quarter, down 14% from the prior year fiscal quarter, and were $56.3 million year-to-date, down 2% compared to the prior fiscal year. The U.S. homecare and cleaning products are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as the multi-purpose maintenance products sales grow.

Americas segment sales in the fourth quarter were $46.8 million, up 1% compared to the fourth quarter of the prior fiscal year and were $177.4 million year-to-date, up 4% compared to the prior fiscal year. Europe segment sales in the fourth quarter were $28.7 million, down 17% from the prior year fiscal quarter, and were $116.9 million year-to-date, down 7% compared to the prior fiscal year. Asia-Pacific segment sales were $9.4 million in the fourth quarter, down 3% from the prior year fiscal quarter, and were $48.5 million year-to-date, up 18% compared to the prior fiscal year period.

Diluted earnings per share were $0.56 in the fourth quarter, compared to $0.61 per share for the same quarter of the prior fiscal year. Year-to-date diluted earnings per share were $2.20 compared to $2.14 in the prior fiscal year.

“While we are disappointed in the results for the fiscal year, we are excited about the future of this Company and the foundation we are putting in place to build long-term, sustainable growth” said Garry Ridge, WD-40 Company president and chief executive officer. “This foundation will help us weather the storms of global economic volatility and turbulent business conditions in Europe as well as the fluctuations in oil prices and other input costs which will likely continue for the foreseeable future. We believe our continuing focus on our core strategic drivers will deliver the long-term results our shareholders are looking for.”

Net sales by segment as a percent of total net sales were as follows: for the Americas, 55% for the fourth quarter and 52% year-to-date; for Europe, 34% for both the fourth quarter and year-to-date; and for Asia-Pacific, 11% for the fourth quarter and 14% year-to-date.

“We saw some sales that we expected to come in during the fourth quarter slip into the first quarter of fiscal year 2013, particularly in Europe.” Ridge said. “We are starting to see some recovery in the markets that were weakest in the past year and remain confident that our ability to introduce and grow our core product in new markets and bring new products into mature markets will meet our expectations as we look ahead.”

Foreign currency exchange rates negatively affected net sales by $1.7 million for the fourth quarter and $1.0 million year-to-date as compared to the prior fiscal year periods.

Gross margin was 49.4% in the fourth quarter compared to 48.2% in the same quarter of the prior fiscal year. Year-to-date, gross margin was 49.2%, compared to 50.0% in the prior fiscal year.

Selling, general and administrative expenses were up 1% in the fourth quarter to $21.6 million and were up 2% year-to-date to $88.9 million as compared to the same periods last fiscal year.

Advertising and sales promotion expenses were down 5% in the fourth quarter to $6.2 million compared to the same period last fiscal year and were up 2% year-to-date to $25.7 million compared to last fiscal year.

During the year the company launched the WD-40 Specialist product line in the UK, France, Germany, Italy, Canada, the U.S. and has also begun shipping this product line throughout Asia and Latin America.

“The performance of the new WD-40 Specialist product line during the year added to our confidence in our ability to build a platform for growth of our multi-purpose maintenance products,” Ridge said. “We confirmed that the “power of the shield” not only resonates with our end users, it creates a solid framework to introduce additional products that meet our customer and end-user needs.”

In the fourth quarter of fiscal year 2012, the Company developed the WD-40 BikeTM product line which is focused on the development of a comprehensive line of bicycle maintenance products for cyclists and mechanics. WD-40 Bike will deliver WD-40 branded solutions that are easy to use, easy to find, provide good value and will get the job done right for cyclists.

Dividend and Share Buy-Back

As previously announced, WD-40 Company’s board of directors declared on Friday, October 5, 2012 the regular quarterly dividend of $0.29 per share, payable October 31, 2012 to stockholders of record on October 18, 2012.

On December 13, 2011, the board of directors authorized a buyback up to $50.0 million of the Company’s outstanding shares expiring on December 12, 2013. During the fourth quarter of 2012, WD-40 Company acquired an additional $8.9 million in shares, bringing the total purchased under this share buy-back plan to $21.2 million.

Fiscal Year 2013 Guidance

WD-40 Company expects fiscal year 2013 net sales of $356.0 million to $370.0 million. The Company expects net income of $36.5 million to $38.0 million and diluted earnings per share of $2.31 to $2.40 for fiscal year 2012 based on an estimated 15.8 million weighted average shares outstanding. Gross margin for the full year is expected to be close to 50.0%. The Company expects advertising and promotion expenses of 7.0% to 8.0% of net sales. This guidance is based on using average fiscal year 2012 foreign currency exchange rates.

More detailed information will be available in WD-40 Company’s Form 10-K which will be filed on October 22, 2012.

About WD-40 Company

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to delivering unique, high-value and easy-to-use solutions for a wide variety of maintenance needs of “doer” and “on-the-job” users by leveraging and building the brand fortress of the company. The company markets multi-purpose maintenance products – under the WD-40®, 3-IN-ONE®, and BLUE WORKS® brand names. The company also markets homecare and cleaning brands: X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and No Vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers, and Lava® and Solvol® heavy-duty hand cleaners.

WD-40 Company markets its products in 187 countries worldwide and recorded sales of $343 million in fiscal year 2012. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, changes in foreign currency exchange rates, the introduction of new products and fluctuating global market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	August 31, 2012	August 31, 2011
Assets
Current assets:
Cash and cash equivalents	$69,719	$56,393
Short-term investments	1,033	533
Trade accounts receivable, less allowance for doubtful accounts of $391 and $412 at August 31, 2012 and 2011, respectively	55,491	58,324
Inventories	29,797	17,604
Current deferred tax assets, net	5,551	4,849
Assets held for sale	—	879
Other current assets	4,526	4,574

Total current assets	166,117	143,156
Property and equipment, net	9,063	8,482
Goodwill	95,318	95,452
Other intangible assets, net	27,685	29,933
Other assets	2,687	2,754

Total assets	$300,870	$279,777

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$21,242	$19,373
Accrued liabilities	16,492	15,258
Current portion of long-term debt and short-term borrowings	45,000	10,715
Accrued payroll and related expenses	5,904	7,471
Income taxes payable	807	1,413

Total current liabilities	89,445	54,230
Long-term deferred tax liabilities, net	24,007	21,813
Deferred and other long-term liabilities	1,956	2,508

Total liabilities	115,408	78,551

Shareholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,208,845 and 18,948,868 shares issued at August 31, 2012 and 2011, respectively; and 15,697,534 and 16,367,913 shares outstanding at August 31, 2012 and 2011, respectively	19	19
Additional paid-in capital	126,210	117,022
Retained earnings	193,265	176,008
Accumulated other comprehensive loss	(2,727)	(358)
Common stock held in treasury, at cost — 3,511,311 and 2,580,955 shares at August 31, 2012 and 2011, respectively	(131,305)	(91,465)

Total shareholders’ equity	185,462	201,226

Total liabilities and shareholders’ equity	$300,870	$279,777

WD-40 COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	(Unaudited) Three Months Ended August 31,		Fiscal Year Ended August 31,
	2012	2011	2012	2011
Net sales	$84,851	$90,740	$342,784	$336,409
Cost of products sold	42,932	47,035	174,302	168,297

Gross profit	41,919	43,705	168,482	168,112

Operating expenses:
Selling, general and administrative	21,638	21,445	88,918	87,311
Advertising and sales promotion	6,237	6,567	25,702	25,132
Amortization of definite-lived intangible assets	464	587	2,133	1,537

Total operating expenses	28,339	28,599	116,753	113,980

Income from operations	13,580	15,106	51,729	54,132
Other income (expense):
Interest income	79	61	261	228
Interest expense	(245)	(258)	(729)	(1,076)
Other (expense) income, net	(6)	50	(348)	247

Income before income taxes	13,408	14,959	50,913	53,531
Provision for income taxes	4,435	4,773	15,428	17,098

Net income	$8,973	$10,186	$35,485	$36,433

Earnings per common share:
Basic	$0.57	$0.61	$2.22	$2.16

Diluted	$0.56	$0.61	$2.20	$2.14

Shares used in per share calculations:
Basic	15,760	16,577	15,914	16,803

Diluted	15,905	16,740	16,046	16,982

Dividends declared per common share	$0.29	$0.27	$1.14	$1.08

WD-40 COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended August 31,
	2012	2011
Operating activities:
Net income	$35,485	$36,433
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,869	4,386
Net losses (gains) on sales and disposals of property and equipment	67	154
Deferred income taxes	367	2,831
Excess tax benefits from settlements of stock-based equity awards	(671)	(1,195)
Stock-based compensation	2,769	3,033
Unrealized foreign currency exchange losses, net	2,112	469
Provision for bad debts	157	162
Changes in assets and liabilities:
Trade accounts receivable	226	(9,776)
Inventories	(12,347)	(2,654)
Other assets	(64)	2,795
Accounts payable and accrued liabilities	3,206	657
Accrued payroll and related expenses	(2,794)	(7,802)
Income taxes payable	1,412	2,661
Deferred and other long-term liabilities	(545)	(2,145)

Net cash provided by operating activities	34,249	30,009

Investing activities:
Purchases of property and equipment	(3,765)	(2,875)
Proceeds from sales of property and equipment	1,167	170
Purchases of short-term investments	(1,029)	(515)
Maturities of short-term investments	514	—

Net cash used in investing activities	(3,113)	(3,220)

Financing activities:
Repayments of long-term debt	(10,715)	(10,714)
Proceeds from revolving credit facility	114,550	5,000
Repayments of revolving credit facility	(69,550)	(5,000)
Dividends paid	(18,228)	(18,230)
Proceeds from issuance of common stock	7,030	20,215
Treasury stock purchases	(39,840)	(41,399)
Excess tax benefits from settlements of stock-based equity awards	671	1,195

Net cash used in financing activities	(16,082)	(48,933)

Effect of exchange rate changes on cash and cash equivalents	(1,728)	2,609

Net increase (decrease) in cash and cash equivalents	13,326	(19,535)
Cash and cash equivalents at beginning of period	56,393	75,928

Cash and cash equivalents at end of period	$69,719	$56,393